Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-131716

PROSPECTUS SUPPLEMENT NO. 10

to prospectus dated July 27, 2006, as amended on April 9, 2007

10,250,000 Shares

Common Stock

The following information supplements the prospectus dated July 27, 2006, as amended on April 9, 2007, relating to the offer and sale by the selling stockholders identified in the prospectus of up to 10,250,000 shares of our common stock. This prospectus supplement includes our Current Report on Form 8-K, which was filed with the U.S. Securities and Exchange Commission on October 1, 2007.

The information contained in such report is dated as of the date of such report. This prospectus supplement should be read in conjunction with the prospectus dated July 27, 2006, as amended on April 9, 2007, and prior prospectus supplements, which are to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus dated July 27, 2006, as amended on April 9, 2007, including any supplements or amendments thereto.

Investing in the shares involves risks and uncertainties. See “Risk Factors” beginning on page 10 of the prospectus dated July 27, 2006, as amended on April 9, 2007, and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 1, 2007.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2007

GEOMET, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-52155	76-0662382
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

909 Fannin, Suite 1850

Houston, Texas 77010

(Address of Registrant’s Principal Executive Offices)

(713) 659-3855

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On Friday, September 28, 2007, GeoMet, Inc. announced that it would be a presenter on Monday, October 1, 2007, at the 2007 IPAA Oil and Gas Investment Symposium West Conference in San Francisco, California. In the presentation, GeoMet, Inc. summarizes its track record, operational characteristics, growth position and various financial views. Both the presentation and the live webcast will be available on GeoMet’s website at www.geometinc.com. A copy of the press release announcing the presentation is attached hereto as Exhibit 99.1, and a copy of the slideshow presentation is attached hereto as Exhibit 99.2. GeoMet undertakes no obligation to update, supplement or amend the presentation materials attached as Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is furnished as part of this Current Report on Form 8-K:

Exhibit No.	Description

99.1	Press release dated September 28, 2007.

99.2	Slideshow presentation—October 1, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GeoMet, Inc.

Date: October 1, 2007	By:	/s/ William C. Rankin
William C. Rankin
Executive Vice President, Chief Financial Officer and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press release dated September 28, 2007.

99.2	Slideshow presentation—October 1, 2007.

Exhibit 99.1

GEOMET, INC. TO PRESENT AT IPAA OGIS SAN FRANSICO CONFERENCE

HOUSTON, September 28, 2007 – GeoMet, Inc. (NASDAQ: GMET) announced today that it will be presenting at the IPAA Oil and Gas Investment Symposium West Conference on Monday, October 1, 2007 at 3:55 p.m., Pacific Time.

The presentation, made by Chairman, President and Chief Executive Officer, Darby Seré and Executive Vice President and Chief Financial Officer, William Rankin will be held at the Palace Hotel in San Francisco, California.

Both the presentation and the live webcast will be available on the Company’s website at www.geometinc.com.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane” or “CBM”). Our principal operations and producing properties are located in the Cahaba Basin in Alabama and the Central Appalachian Basin in West Virginia and Virginia. We also control additional coalbed methane and oil and gas development rights, principally in Alabama, British Columbia, Colorado, Louisiana, Virginia, and West Virginia.

For more information, please visit the Company’s web site at www.geometinc.com or contact Steve Smith at (713) 287-2251 or ssmith@geometcbm.com.

IPAA OGIS San Francisco October 1, 2007 Exhibit 99.2

Forward Looking Statements
This presentation includes forward-looking statements made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "believes," "anticipates,"
"expects," "intends,“ "targeted," and similar expressions, generally identify forward-looking statements and should be read carefully. These statements are based on GeoMet's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements.
Risks, uncertainties and assumptions include (i) risks inherent in the exploration for and development and production of coalbed methane and in estimating reserves, (ii) the presence or recoverability of estimated reserves, (iii) the ability to replace reserves, (iv) unexpected future capital expenditures,
(v) general economic conditions, (vi) gas price volatility, (vii) the success of our hedging and other risk management activities, (viii) competition, (ix) regulatory changes, (x) the ability of management to execute its plans to meet its goals, (xi) cost and availability of transportation to get our gas to market, and (xii) other factors discussed in GeoMet's filings with the United States Securities and Exchange
Commission. GeoMet assumes no obligation to publicly update or revise any forward-looking statements contained in this presentation, whether as a result of new information, future events, or otherwise.

Summary
Track Record of Success
Substantial expertise and experience as a developer and operator of coalbed methane properties since 1985
Developed 5 large scale CBM projects in four separate basins (Black Warrior, Raton, Central
Appalachia and Cahaba Basins)
19 person technical, professional and project management team averages more than 16 years of
CBM experience
Operational Characteristics
Proved reserves of 326 Bcf at YE 06 (75 % proved developed)
Long lived reserves with low finding and development and unit operating costs
Current net daily gas sales volumes of approximately 20 MMcf
100% operational control
Positioned for Growth
Large inventory of development locations in existing 100% W.I. projects
High potential in new development and exploration opportunities

Recent Developments
New Development Projects
Lasher
–
10 miles north of Pond Creek Field, West Virginia
–
Approximately 16,548 net leasehold acres
–
Operator with 100% W.I.
Peace River
–
Near Hudson’s Hope, British Columbia
–
Approximately 50,188 gross leasehold acres
–
Operator with 50% W.I.
New Exploration Prospect
Garden City
–
Chattanooga Shale opportunity in North Central Alabama
–
Approximately 60,000 gross leasehold acres
–
Complementary production characteristics to CBM
–
Significant resource in-place
–
Operator with 100% W.I.

Recent Developments
Gurnee Field Production
–
Field not yet responding like a typical CBM project and production has been essentially flat over the past four quarters
–
High-graded 2007 drilling program
–
Conducting new well-treatment techniques to increase production
–
Similar production difficulties encountered in the early stages of Pond Creek field development
Pond Creek Gathering Line Right-of-Way Litigation
–
May 23, 2007 – Virginia Trial Court ruled in favor of CNX Gas’ “exclusive rights claim” and enjoined us from transporting gas across the PMC property unless we satisfied several restrictive requirements
–
June 20, 2007 – Virginia Supreme Court vacated the injunctive portion of the order and removed the restrictive requirements allowing us to move our Pond Creek production through our gathering line
–
July 30, 2007 – GeoMet petitioned the Virginia Supreme Court to accept our appeal of the portion of the order that affirmed CNX Gas’ “exclusive rights claim”
Existing Projects

Existing Development Projects

Pond Creek Field (Central Appalachia)
Locator Map
West Virginia, Virginia border
Pennsylvanian Age Pottsville coals
Coal thickness ranges from 10 – 30 feet
High gas content - > than 500 cubic feet
per ton
34,982 net acres under lease
Operator - GeoMet – 100% W.I.
Key Facts
CDX
Equitable
Resources
Dickinson
CNX Gas
Lasher
Prospect
Virginia
West Virginia
GeoMet Operations
Other Operations
GeoMet Operations
Other Operations
GeoMet Gathering Pipeline
Jewell Ridge Pipeline
ETNG Pipeline
Virginia
West Virginia
Nora
Field
Oakwood
Field

Pond Creek Field
Profile
2H 2007 Plan
$12 MM CAPEX
Bring online 19 additional wells
Resolve or advance litigation
Operating Data
Initial gas sales in February 2003
Current net sales of approximately
12.5 MMcf/d
Over 200 wells producing
Reserve & Resource Base
130 Bcf of Proved Reserves at YE 2006
68% proved developed
14 coreholes to determine gas in-place
Approximately 287 undrilled
locations (85 PUDS) at YE 06
Proved Undeveloped
Potential Drill Sites
Compressor Sites
Proved Developed
Drilled Coreholes Well locations
High Pressure Pipelines

Mcf/d
Well Count
Feb-03
Apr-03
Jun-03
Jul-03
Sep-03
Nov-03
Jan-04
Mar-04
May-04
Jul-04
Sep-04
Nov-04
Jan-05
Mar-05
May-05
Jul-05
Sep-05
Nov-05
Jan-06
Mar-06
May-06
Jul-06
Sep-06
Nov-06
Jan-07
Mar-07
May-07
Jul-07
Sep-07

Pond Creek Field
Daily Sales
Gross Daily Gas Sales Well Count
0
1,000
2,000
3,000
4,000
5,000
6,000
7,000
8,000
9,000
10,000
11,000
12,000
13,000
14,000
15,000
16,000
17,000
18,000
0
25
50
75
100
125
150
175
200
225
250
275
300
325
350
375
400

Gurnee Field (Cahaba Basin)
Locator Map
Across anticline from Black Warrior Basin
Pennsylvanian Age Pottsville coals
Average coal thickness 50 feet
43,686 net acres under lease
Operator - GeoMet – 100% W.I.
GeoMet
Cahaba
Operations
GeoMet
Cahaba
Operations
Black Warrior Methane
El
Paso
Energen
Energen
Constellation
Dominion
Resources
El
Paso
White Oak
Creek
Dominion
Resources
Cahaba
Basin
Black
Warrior
River
Cahaba
River
White Oak
Creek
Black
Warrior
Basin
GeoMet Projects
Water Discharge Pipeline
SONAT Bessemer Calera Pipeline SONAT Interstate Pipeline
GeoMet High Pressure Pipeline
CDX Pipeline
Enbridge Pipeline
Other CBM Projects
Alabama
Key Facts

Gurnee Field (Cahaba Basin)
Profile
Reserve & Resource Base
193 Bcf of Proved Reserves at YE 06
78% Proved Developed
33 Coreholes to determine gas in-place
Approximately 346 undrilled locations
(74 PUDS) at YE 06
2H 2007 Plan
$10.4 MM CAPEX
Bring online 23 additional wells
Well treatment program
Complete and test 2 wells west of
Cahaba River
Operating Data
Full scale development in March 2005
Current net sales approximately
6.5 MMcf/d
Over 200 wells producing
Water Discharge Pipeline
High Pressure Pipeline
Proved Undeveloped
Potential Drill Sites
Compressor Sites
Drilled Coreholes
Proved Developed
Well locations
Cahaba
River

Mcf/d
Bbl/d
1/15/04
2/29/04
4/14/04
5/29/04
7/13/04
8/27/04
10/11/04
11/25/04
1/9/05
2/23/05
4/9/05
5/24/05
7/8/05
8/22/05
10/6/05
11/20/05
1/4/06
2/18/06
4/4/06
5/19/06
7/3/06
8/17/06
10/1/06
11/15/06
12/30/06
2/13/07
3/30/07
5/14/07
6/28/07
8/12/07
9/19/07

12 Gurnee Field (Cahaba Basin) Daily Sales Gross Daily Gas Sales Daily Water Production 0 1000 2000 3000 4000 5000 6000 7000 8000 9000 0 2000 4000 6000 8000 10000 12000 14000 16000 18000 20000

New Development Projects

Lasher Project
Locator Map
10 miles north of Pond Creek Field
Operator with 100% W.I.
16,548 net contiguous leasehold acres
Key Facts
Virginia
West Virginia
Pond
Creek
Lasher
Wyoming
County
McDowell
County
Buchanan
County
GeoMet Operations
Columbia Pipeline
West Virginia

Lasher Project
Profile
Drill 2 production wells
Secure agreements for pipeline tie-in
Targeting the Pocahontas
formation of the Pottsville coal
group at depths up to 1,800 feet
4 coreholes to determine gas
in-place
2 production test wells drilled
Approximately 130 undrilled
locations
Operational salt water disposal
well on property
Firm Capacity on Columbia
KA-20 pipeline which crosses property
- Salt water disposal well
- Corehole
- Well sites
Columbia pipeline
- Production wells
2H 2007 Development Plan
Profile

Peace River Project
Locator Map
Near Hudson’s Hope, British Columbia
50,188 gross acres (25,094 net acres)
Operator with 50% W.I.
Attractive royalty incentive package
–
Expected effective rate < 10%
No severance tax
United States
Mexico
Canada
British
Columbia
Key Facts

Peace River Project
Profile
Activity To Date
3 coreholes to determine gas in-place
7 production test wells
2 water disposal wells
Summary
Cretaceous age Gething coals
Depth ranges from 1,000 – 3,000 ft
Over 400 MMcf/d of available pipeline
capacity crosses acreage
Access to both U.S. and Canadian
gas markets
2007 – 2008 Development Plan
Complete consultations, permitting and project infrastructure
Drill one or more water disposal wells
Drill up to 25 initial development wells
Net CAPEX up to US$25 MM
?
Hudson's
Hope
- Production Test Well
- Corehole
- Salt Water Disposal Well

Garden City Prospect

Garden City Prospect
Locator Map
Tuscaloosa
County
Fayette
County
Walker
County
Jefferson
County
Shelby
County
Bibb
County
Chilton
County
Coosa
County
Talladega
County
St. Clair
County
Blount
County
Cullman
County
Winston
County
Birmingham
(Technical
Headquarters)
Gurnee
Field
Alabama
Garden
City

ERA	System		
Cenozoic	Tertiary		
Mesozoic	Cretaceous		
Paleozoic	Pennsylvanian		
	Mississippian		
	Devonian		
	Silurian		
	Ordovician		
	Cambrian

Garden City Prospect
Profile
Activity To Date
4 coreholes drilled to determine gas in-place and
reservoir properties
2H 2007 Plan
$ 2.7 MM Capex
1 Corehole
3 production test wells
Expand acreage position
Summary
Approximately 60,000 gross leasehold acres
Highly organic gas bearing Chattanooga Shale
Depth ranges from 1,700 to 2,000 feet
Shale thickness ranges from 35 – 90 feet
Multiple gas marketing options
Stratigraphic
Unit Series
Eocene
Paleocene
Claiborne Group
Wilcox Group
Midway Group
Selma Group
Eutaw Group
Tuscaloosa Group
Pottsville Formation
Parkwood Formation
Floyd Shale
Upper
Middle
&
Lower
Upper
Lower
Fort Payne Chert
Chattanooga Shale
Unnamed Cherty
Limestone
Undifferentiated
Undifferentiated
Stones River Group
Knox Group
Conasauga Group
Rome Formation
Upper &
Middle
Lower
Upper
Middle
Lower
Middle

Financial Overview

Economic Parameters
(1) The cost of finding and developing reserves is calculated for the three year time period by taking the sum of the cost incurred for exploration, development and acquisition, including future development costs attributable to proved undeveloped reserves, adjusted for the change for the period in the balance of unevaluated gas properties not subject to amortization and dividing such amount by the total proved reserve additions
(2) Reserve additions for the period used to compute finding and development costs have been estimated by independent petroleum engineers and adjusted for revisions to previous estimates.
(3) See appendix for calculations of three average finding and development
3 year average (excluding future development costs
(2)
) $0.84 per Mcf
(3)
3 year average (including future development costs
(2)
) $1.16 per Mcf
(3)
Low Finding & Development Costs
(1)
Moderate and declining operating costs < $2.00 per Mcf
Positive gas price differentials > $0.10 per Mcf
Other

Capitalization ($ in thousands)
Long-Term Bank Debt 80,500 $
6/30/07
Stockholders' Equity
Total Capitalization
213,726
294,226
$
$
Long Term Bank Debt  / Total Capitalization 27%
Bank Debt per Mcf
(1)
0.25
$
(1) Reserves as of December 31, 2006

Track Record of Growth
(1) Adjusted EBITDA is defined as EBITDA before unrealized losses (gains) on derivative contracts, stock-based compensation and accretion of asset retirement obligations.
For reconciliation of Adjusted EBITDA, please refer to the appendix.
(2) Proved reserves and capital expenditures include White Oak Creek Field working interest, sold in 2004
(3) Excludes $27 million for acquisition of producing properties in Pond Creek in 2004
0
2,000
4,000
6,000
8,000
10,000
12,000
14,000
16,000
18,000
20,000
2003 2004 2005 2006 1H 2007
Net Daily Sales Volumes
Adjusted EBITDA
(1)
0
50
100
150
200
250
300
350
2003 2004 2005 2006
210
263
326
104
White Oak Creek Field working interest, sold in 2004
0
10
20
30
40
50
60
70
80
90
100
2003 2004 2005 2006 2007 E
59
82
62
36
59
0
5000
10000
15000
20000
25000
2003 2004 2005 2006 1H 2007
7,148
9,860
17,829
22,779
3,246
7,226
12,585
3,560
1,475
6,806
8,701
17,064
19,154
12,919
Proved Reserves
(2)
Capital Expenditures
(2) (3)

Natural Gas Production Hedges
(1)
(1) As of June 30, 2007
(2) Protection is the difference between the Floor (a bought put) and the Floor Price Phase-out (a sold put). This protection remains a constant and fixed price enhancement as prices decline below the Floor Price Phase-out.
Period
Volume
MMBtu Cap Floor Protection
(2)
July 2007 – October 2007 984,000 $ 10.50 $ 7.38 $ 1.63
November 2007 – March 2008 1,216,000 $ 14.80 $ 9.00 $ 3.00
April 2008 – October 2008 1,712,000 $ 10.50 $ 7.00 $ 2.00
Three Way
Collars
Traditional
Collars
July 2007 – October 2007 492,000 $ 9.75 $ 7.50 n/a
November 2007 – March 2008 608,000 $ 11.25 $ 8.25 n/a
Weighted Average Price per MMBtu
Type

Sep-07
Oct-07
Nov-07
Dec-07
Jan-08
Feb-08
Mar-08
Apr-08
May-08
Jun-08
Jul-08
Aug-08
Sep-08
Oct-08

26 % Estimated Sales Volumes Hedged 0% 10% 20% 30% 40% 50% 60% 70%

27 Summary Track Record of Success Operational Characteristics Positioned for Growth

Appendix

Three Year Average Finding and Development Cost
Costs Incurred
Three Years
Ended 12-31-06
Acquisition Costs - Proved and Unproved 40,072 $
Exploration Costs 27,339
Development Costs 158,186
Abandonment Costs 2,058
Increase (decrease) in Unevaluated properties not subject to amortization (23,330)
Three Year Total 204,325 $
Change in Future Development Costs 77,945
Total Finding & Development Costs - Including Estimated Future Development Costs 282,270 $
Proved Reserve Additions (MMcf)
Revisions to Previous Estimates 17,434
Extensions & Discoveries 193,079
Acquisition 33,599
Three Year Total 244,112
Finding Cost - Excluding Future Development Costs 0.84 $
Finding Cost - Including Future Development Costs 1.16 $

Reconciliation of Non-GAAP Measure
Six Months
Ended
June 30,
2007 2006 2005 2004 2003
Net Income (loss) 1,973 $         17,296 $       (1,573) $        3,836 $         2,560 $
Add: Interest expense, net of
interest income and amounts
capitalized 2,111 3,097 3,818 916 138
Add (Deduct): Other expense (income) loss 25 10 21 4 7
Add (Deduct):Expense (benefit)
for income taxes 1,491 10,880 (993) 2,312 1,651
Add: Depreciation, depletion and
amortization 4,341 7,876 4,867 2,691 2,120
Add: Minority interest - 23 (442) 584 571
EBITDA 9,940 39,182 5,698 10,343 7,047
Add (Deduct): Unrealized losses
(gains) on derivative contracts 2,713 (16,877) 12,059 (542) 101
Add: Stock based compensation 163 317 - - -
Add: Accretion expense 103 157 72 59 -
Adjusted EBITDA 12,919 $       22,779 $       17,829 $       9,860 $         7,148 $
December 31,
Twelve Months Ended

For More Information, Please Contact:
J. Darby Seré
Chairman, President & CEO
dsere@geometcbm.com
(713) 287 - 2253
William C. Rankin
Executive Vice President & CFO
brankin@geometcbm.com
(713) 287 - 2257
Stephen M. Smith
Treasurer
ssmith@geometcbm.com
(713) 287 - 2251